Exhibit 99.1

                         CONNECTICUT WATER SERVICE, INC.

                              AMENDED AND RESTATED
                            DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN

           1. The purpose of the Plan is to provide shareholders with a simple and convenient method of purchasing shares of Common Stock and either investing cash dividends, or investing cash dividends and optional cash payments, in additional shares of Common Stock without payment of any brokerage commission. Participants may also deposit stock certificates with the Plan's Agent, Registrar and Transfer Company, for safekeeping.

           2. A shareholder, customer or employee described in Section 5 who participates in the Plan (a "Participant") will obtain the following advantages:

                     (a) Participants may have all or a percentage (50% or any higher even multiple of 10%) of their cash dividends on shares of Common Stock registered in their name and all cash dividends on shares credited to their Plan account automatically reinvested in Common Stock at 100% of the market price.

                     (b) Participants may, in addition, invest monthly in additional shares of Common Stock by making optional cash payments of at least $25 and not exceeding $1,000 per month. The purchase price of the shares purchased with optional cash payments pursuant to the Plan will be 100% of such market price. Optional cash payments may be made by check, money order, or automatic account withdrawal.

                     (c) Residential customers of the Water Companies, including all members of households served by the Water Companies, and full-time employees of the Water Companies residing in Connecticut or Massachusetts who do not presently own shares of Common Stock may become Participants by making an initial cash investment of at least $25 to purchase shares under the Plan.

                     (d) A Participant will pay no brokerage commissions or service charges in connection with purchases under the Plan.

                     (e) A Participant's funds will be fully invested because the Plan permits fractions of shares to be credited to a Participant's account. Dividends on such fractions will be reinvested in additional shares or fractions thereof and such shares credited to a Participant's account.

                     (f) Since the Agent that administers the Plan holds and acts as custodian of shares purchased under the Plan, a Participant may also elect to deposit certificates for shares of Common Stock held in his or her name with the Agent. This relieves a Participant



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           of the responsibility for the safekeeping of certificates and protects such Participant against loss, theft, or destruction of such certificates.

                     (g) Regular statements of account will provide Participants with a record of each transaction to simplify recordkeeping.

                     (h) A Participant may choose to establish an Individual Retirement Account ("IRA") through a custodian and to contribute or roll over amounts to the IRA through a Plan account.

           3. The Agent has been designated by the Company as the agent to administer the Plan as Agent for Participants, to purchase and hold shares of Common Stock acquired through the Plan, to maintain records, to send statements of account to Participants, and to perform other duties relating to the Plan.

           4. Shares purchased for a Participant will be held by or through the Agent until termination of participation in the Plan or until a written request is received from the Participant for withdrawal of all or part of such Participant's shares. Shares purchased under the Plan and held by the Agent will be registered in its name or the name of one of its nominees. The Company may replace the Agent at any time. In the event that the Agent should cease to administer the Plan, the Company will make such other arrangements as it deems appropriate for the administration of the Plan.

           5. The following persons are eligible to participate in the Plan (each, a "Participant"):

                     (a) Shareholders. All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of Common Stock whose shares are registered in names other than their own (e.g., broker or bank nominees) must become shareholders of record by having their shares transferred into their names.

                     (b) Customers. All residential customers of each of the Company's regulated water subsidiaries: (1) The Connecticut Water Company, (2) The Crystal Water Company, (3) The Gallup Water Service, Inc., and (4) The Barnstable Water Company (collectively, the "Water Companies") are eligible to participate in the Plan, as well as all members of households served by the Water Companies. Water consumers in the franchise territory served by the Water Companies who are not customers, such as renters and condominium owners, may participate in the Plan, except that groups of individuals such as tenant associations are not eligible to participate. All customer Participants must reside in either Connecticut or Massachusetts. Business customers of the Water Companies are not eligible to participate. Customers and household members described in this subsection (b) who are eligible to participate in the Plan are herein referred to as "Customers".

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                     (c) Employees.  All full-time employees of the Water
           Companies (referred to herein as "Employees") are eligible to participate in the Plan.

           A Customer or Employee may enroll under the Plan in his or her own name, in the joint name of the Customer or Employee and another person, or in his or her name as custodian or trustee for another person, by marking the Dividend Reinvestment and Common Stock Purchase Plan Authorization Form (the "Authorization Form") in the appropriate manner. In certain cases, Customers and Employees may also enroll under the Plan in the name of the trustee of an IRA for the benefit of the Customer or Employee.

           6. A shareholder of record, Customer, or Employee may join the Plan at any time by completing and signing an Authorization Form and returning it to the Agent. Authorization Forms will be provided from time to time to all non-participating shareholders and Customers and Employees and may also be obtained at any time by telephone or written request to the Agent or to the Secretary of the Company.

           A Customer or Employee need not be a registered holder of Common Stock but, by executing the Authorization Form, agrees to have at least $25 of Common Stock purchased on his or her behalf as of the Investment Date said Participant is enrolled in the Plan, at a price equal to 100% of the applicable market price, and must acknowledge that he or she is a Connecticut or Massachusetts resident. Each Authorization Form for a Customer or Employee who is not a registered shareholder must be accompanied by a check for at least $25. A shareholder account will be opened by the Agent for Customers and Employees who become new shareholders as a result of their purchase of Common Stock under the Plan. The account will be opened in accordance with the instruction of the Customer or Employee on the Authorization Form.

           A Participant must furnish his or her federal tax identification number to the Agent when opening a Plan Account. Where the Common Stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Form. All joint accounts will be "Joint Tenants" unless otherwise instructed by the Customer or Employee. A person returning a signed Authorization Form, and who wishes partial reinvestment, must check the "Partial Automatic Dividend Reinvestment" box and indicate the percentage (50% or any higher even multiple of 10%) of dividends on shares registered in the Participant's name which the Participant wishes to reinvest; otherwise, all dividends or shares registered in the Participant's name will be reinvested. A Participant automatically continues in the Plan unless he or she notifies the Agent in writing that he or she wishes to withdraw. A Participant who ceases to be a Customer or Employee of the Water Companies may continue to participate in the Plan as long as at least one whole share of Common Stock is registered in the Participant's name or held through the Plan. Current Participants do not need to complete and return a new Authorization Form unless they wish to change their method of participation.

           7. If the Authorization Form is received prior to the record date for determining the holders of Common Stock entitled to the next dividend, the Participant will be enrolled as of the next dividend payment date and reinvestment of dividends will commence with the next dividend. The record dates

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for dividends are normally on or around the 1st day of March, June, September and December and the dividend payment dates are normally on the fifteenth (15th) day of said months.

           The "Investment Date" with respect to reinvestment of dividends will normally be the dividend payment date. The "Investment Date" with respect to purchases of additional shares of Common Stock with funds provided by optional cash payments will be the "Optional Cash Investment Date" which will normally be the fifteenth (15th) day of each month. If such a day falls on a Saturday, Sunday or other day on which the New York Stock Exchange is closed, or on which trading is suspended, the Investment Date (and when applicable the dividend payment date) will normally be the next trading day.

           If the Authorization Form is received by the Agent after the record date for the next dividend, the Participant's enrollment will not start until the second succeeding dividend payment date. For example, in order to invest the quarterly dividend expected to be payable on March 15th to shareholders of record on March 1, or to have optional cash payments received with an Authorization Form invested on or around April 15th, a Participant's Authorization Form must be received by the Agent no later than April 9th. If the Authorization Form is received after April 9th, the dividend payable on March 15th will be paid in cash and the Participant's reinvestment of dividends will commence with the next dividend payment date (expected to be June 15th).

           Initial investments, for Customers or Employees who do not already own Common Stock, must be at least $25, in the form of a personal check or money order, and must be included with the completed Authorization Form returned to the Agent.

           8. The Authorization Form permits a Participant, by checking the "Full Dividend Reinvestment" box, to direct the Agent to invest in additional shares of Common Stock all of the cash dividends on the shares registered in his or her own name, as well as all dividends on shares credited to his or her account under the Plan, and to invest optional cash payments (from $25 to $1,000 per month), if any, which the Participant chooses to make. Alternatively, if the "Partial Dividend Reinvestment" box on the Authorization Form is checked, a percentage of dividends, indicated by the Participant on the Authorization Form (50%, 60%, 70%, 80% or 90%), on shares registered in the Participant's name will be invested in additional shares of Common Stock, as well as all dividends on shares credited to the Participant's account and optional cash payments (of at least $25 and not exceeding $1,000 per month), if any. A Customer or Employee must direct the Agent to purchase shares of Common Stock with the minimum initial investment enclosed with the Authorization Form. Customers or Employees may also select the full or partial reinvestment option. A shareholder, Customer or Employee may not participate in the Plan solely with respect to optional cash payments. At least 50% of dividends on shares registered in the Participant's name and all dividends on shares credited to a Participant's account must be reinvested under the Plan.

           Once a Participant elects reinvestment, cash dividends paid on shares of Common Stock registered in such Participant's name or held in such Participant's account will be reinvested in additional shares of Common Stock.

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If a Participant specifies partial reinvestment, that portion of such dividend payment not being reinvested will be sent to such Participant by check in the usual manner or, if the Participant elects the direct dividend deposit option, a deposit will be transmitted electronically to the Participant's bank account on the same day dividends are paid. Participants may elect the direct dividend deposit option by completing and signing a Direct Dividend Deposit Form and returning it to the Agent with the information requested by the Form. In order for the direct dividend deposit to be effective as to any dividend payment date, the Form must be received by the Agent at least thirty (30) days prior to the dividend payment date. Direct dividend deposits may be terminated at any time by the Participant by written notice to the Agent. Any such request must be made on or before the fifth (5th) day of the applicable month (March, June, September or December) to be effective as to that dividend payment date.

           A Participant may elect to deposit certificates with the Agent for safekeeping and may elect to reinvest dividends on all or a portion of such shares or to receive dividends in cash.

           No matter which of the above options is chosen, all shares purchased under the Plan and held in the Plan account will be subject to automatic dividend reinvestment and the dividends on all such shares will automatically be reinvested in Common Stock at a price equal to 100% of the applicable market price.

           9. If a Participant after enrollment wishes to change his or her method of participation, either an additional Authorization Form must be executed and returned to the Agent as specified in Section 5. Participants who wish to change the percentage of dividends reinvested with respect to shares registered in their names must also execute and return to the Agent an additional Authorization Form. If a Participant changes the percentage of his or her dividends that is to be reinvested with respect to shares registered in his or her name by submitting a later-dated Authorization Form, the later-dated Authorization Form must be received prior to the record date for the next dividend in order for the later-dated Authorization Form to take effect as of the next dividend payment date. If the later-dated Authorization Form is received after the record date for the next dividend, the percentage of such dividends reinvested on the next dividend payment date will be the percentage indicated on the original Authorization Form.

           10. The risk to shareholders, Customers, and Employees who participate in the Plan is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant who purchases Common Stock under the Plan loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant, against a loss on the shares purchased or sold under the Plan. The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends.

           11. The Company has the option to issue new Common Stock or direct the Agent to purchase Common Stock on any securities exchange where the shares are traded or in privately negotiated transactions on terms relating to price, delivery, etc. as may be agreed to by the Agent. If Common Stock is purchased in the open market, neither the Participants nor the Company will have the authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom such purchases will be made. The Company may not change its determination that shares of Common Stock will be purchased directly from the Company or on the open market more


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than once in any three-month period, except that if the Company has determined that shares of Common Stock are to be purchased in the open-market and if the broker or dealer through or from whom such purchases are to be made determines in its sole judgement that sufficient additional open-market purchases are not practicable or could have a material impact on the market price of the Company's Common Stock, said broker or dealer may request that the Company sell directly to the Agent that number of newly-issued shares of Common Stock necessary to meet the Plan's share purchase requirements for the applicable Investment Date. The Company, in its sole discretion, shall decide whether or not to sell such newly-issued shares to the Agent. If the Company determines not to issue new shares of Common Stock under the Plan and applicable law or the closing of the securities markets requires temporary curtailment or suspension of open-market purchases of shares of Common Stock, the Agent is not accountable for its inability to make purchases at such time. If a sufficient number of shares of Common Stock is not available for purchase for a period of thirty (30) days, the Agent will promptly mail to Participants a check for the amount of any unapplied funds in their Plan accounts.

           12. The number of shares to be purchased depends on the amount of the Participant's dividend or optional cash payments, or both, and the price of the Common Stock. The Participant's account will be credited with a number of shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price. Thus, the shares purchased for a Participant under the Plan will be held separately from the shares of Common Stock which the Participant purchases (or has previously purchased) outside the Plan and holds in his or her own name. A Participant may not specify the number of shares to be purchased or the price at which shares are to be purchased, or otherwise seek to restrict or control purchases made pursuant to the Plan.

           13. The purchase price per share of Common Stock which the Agent purchases in the open market or in privately negotiated transactions will be the weighted average price of such Common Stock purchased by the Agent for the Plan with respect to the relevant Investment Date.

           The purchase price per share of any newly-issued shares of Common Stock purchased directly from the Company through the Plan on any Investment Date will be 100% of the fair market value of the shares as of the Investment Date, which for this purpose will be the average closing price of the Company's Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations (NASDAQ) National Market System on the last five (5) trading days ending with, and including, the Investment Date. In the event that both open market purchases and original issue purchases from the Company are made from dividends and/or optional cash payments, such combination of shares will be allocated to each individual Participant's account on a pro rata basis or otherwise in the discretion of the Company.

           The Agent will make every effort to invest funds in Common Stock as soon as practicable on or after each Investment Date. Shares acquired in the open market or from private sources will be purchased as soon as practicable by the Agent beginning on the relevant Investment Date and in no event later than thirty (30) days after the relevant Investment Date, except where and to the


                                      -6-
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extent necessary under any applicable federal securities laws or other government or stock exchange regulations, and except that the Agent may institute purchase transactions for the investment of dividends prior to the actual payment of dividends in order to minimize, to the extent possible, the delay between the payment of dividends and the settlement of purchase transactions.

           The Company reserves the right in its sole discretion to refuse to make any shares available for purchase under the Plan if such average market price is less than the Company's equity per Common Stock (book value) as determined by the Company from time to time. Shares acquired from the Company will be purchased for Participants' accounts as of the close of business on the relevant Investment Date. Dividend and voting rights will normally commence on settlement, which is normally three (3) business days after purchase, whether from the Company or any other source.

           14. On each Optional Cash Investment Date (or as soon as practicable thereafter), the Agent will apply all optional cash payments received at least five (5) business days prior to said Investment Date to the purchase of additional shares of Common Stock, provided the Agent has not received a written request from the Participant at least 48 hours prior to such Investment Date to return all or any portion of such optional cash payment. Each optional cash payment must be at least $25 and optional cash payments may not exceed $1,000 in any month. Provisions applicable to foreign Participants are set forth under
Section 37. The Company reserves the right to limit the number of shares of Common Stock to be purchased through optional cash purchases and initial investments to 50,000 shares per year. All payments accompanying requests to purchase Common Stock received through the close of business on the date the 50,000 annual share limit is reached will be honored. All payments received after that time will be returned.

           The Company reserves the right, in its sole discretion, to waive the annual share limit and/or to reduce or increase such annual share limit. There is no limit to the number of shares of Common Stock to be purchased with reinvested dividends.

           The Agent will also invest in additional shares of Common Stock, as of each dividend payment date, all cash dividends on shares credited to a Participant's account and all (or, if partial reinvestment is specified, a percentage equal to 50% or any higher even multiple of 10%) of the cash dividends on shares of Common Stock held by such Participant.

           15. More than one optional cash payment may be made in each month, but the aggregate of such payments may not be more than $1,000 in any period between Optional Cash Investment Dates. Any amount in excess of $1,000 will be returned to the Participant. For purposes of this limitation, all Plan accounts under common control or management will be aggregated and deemed to be one account. The Agent will purchase as many whole shares and fractional shares (computed to three decimal places) of Common Stock as can be purchased with the amount submitted.

           An optional cash payment may be made by a Participant and an initial investment may be made by a Customer or Employee when enrolling by enclosing a check or money order payable to the Agent with the Authorization Form. Thereafter, check or money order investments may be made only through the use of

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cash payment forms which are attached to those statements of account sent to
Participants periodically by the Agent. The same amount of money need not be invested each time and there is no obligation to make any optional cash payments. However, each optional cash payment must be at least $25.

           16. (a) Optional cash payments by Participants will be invested as of the Optional Cash Investment Date which is normally the fifteenth (15th) day of the month. If the 15th day of the month falls on a Saturday, Sunday, or other day on which the New York Stock Exchange is closed, or on which trading is suspended, the Optional Cash Investment Date will normally be the next trading day. Optional cash payments will be invested as of the next Optional Cash Investment Date (or as soon as practicable thereafter) if the payment is received by the Agent at least five (5) business days prior to said Optional Cash Investment Date. Optional cash payments received after that date will be held by the Agent until the next Optional Cash Investment Date; provided, however, that the Agent will return any such optional cash payments, in whole or in part if the amount remaining with the Agent is at least $25, to the Participant if written request therefor is received by the Agent no later than 48 hours prior to the next succeeding Optional Cash Investment Date. A Participant desiring to make optional cash purchases on an Optional Cash Investment Date may do so by or automatic account withdrawal or by check or money order made payable to the Agent, for the amount he or she wishes to invest, in an amount not less than $25 for any single investment or more than $1,000 during any period between Optional Cash Investment Dates. No interest will be credited or paid on payments received or held by the Agent under the Plan.

                     (b) Initial investments received from Customers or Employees prior to the record date for the next dividend will be invested on the next dividend payment date. Initial Investments received after such record date will be held by the Agent and not invested until the dividend payment date following the next record date.

                     (c) Optional cash payments received prior to the record date for the next dividend payment date from holders of Common Stock who are not then Participants will be invested as of the Optional Cash Investment Date following the dividend payment date. Any said optional cash payments received after said record date will similarly be held by the Agent and not invested until the Investment Date following the second dividend payment date after such record date.

           No interest will be paid by the Company or the Agent on Optional Cash Payments or initial investment.

           If a Participant, Customer or Employee submits funds to purchase stock and then wishes to have it returned rather than invested, the Agent will not be obligated to return such funds unless a written request that they be returned is received at least 48 hours prior to the next applicable Investment Date.

           17. All dividends paid on shares acquired through optional cash payments and initial investments, so long as the shares are held in the Participant's Plan account, will be automatically reinvested in shares of Common Stock. If certificates for shares acquired through optional cash payments or


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initial investments by Customers and Employees are issued to the Participant, the dividends paid on such shares will continue to be reinvested unless the Participant elects to have them paid in cash by submitting a new Authorization Form to the Agent.

           18. Optional cash payments can be made as follows:

                     (a) Check or Money Order. Optional cash payments and initial investments may be made by personal check or money order payable in U.S. dollars to the Agent. Checks must be drawn against U.S. banks. Optional cash payments must be mailed to the Agent together with the cash payment form attached to a Participant's statement of account. Cash payments forwarded to any address other than that of the Agent as specified in the Prospectus relating to this Plan do not constitute valid delivery. Additional cash payment forms are available upon request from the Agent.

           In the event that any check is returned unpaid for any reason, the Agent (i) charge the Participant a $25 administrative fee for each check that is returned unpaid and (ii) consider the request for investment of such funds void and without effect and will immediately remove from the Participant's account any shares purchased upon the prior credit of such funds. The Agent may then sell such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Agent will be entitled to sell additional shares from the Participant's account to satisfy the uncollected balance.

                     (b) Automatic Deductions from a Bank Account. Optional monthly cash purchases of a specified amount (not less than $25 nor more than $1,000 per month) can be made automatically by electric funds transfer from a predesignated U.S. bank account. The predesignated bank must be a member of the Automated Clearing House (ACH) system in order to participate.

           To initiate automatic monthly deductions, a Participant must complete and sign an Automatic Deduction Form and return it to the Agent with the requested information. Forms will be processed and will become effective as promptly as practicable. To be effective with respect to a particular Optional Cash Investment Date, completed forms must be received by the Agent at least twenty-five (25) days prior to that Optional Cash Investment Date. The Agent will make the necessary arrangements with the Participant's bank to deduct the authorized amount on or about ten (10) days prior to the Optional Cash Investment Date.

            Once automatic monthly deductions commence, funds in the amount elected by the Participant will be drawn from the Participant's designated bank account on or about the tenth (10th) business day preceding the Optional Cash Investment Date and will be invested in Common Stock beginning on that Optional Cash Investment Date. A Participant will not be required to write any additional checks or mail any additional forms.

           Participants may change automatic monthly deductions by completing and submitting to the Agent a new Automatic Deduction Form. Automatic monthly deductions may be terminated at any time by written notice to the Agent. To be effective with respect to a particular Investment Date, the Automatic Deduction


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Form or termination notice must be received by the Agent no later than ten (10)
days prior to said Optional Cash Investment Date.

           Participants may contact the Company to obtain an Automatic Deduction Form.

           19. Are there any expenses to Participants in connection with purchases under the Plan?

           There are no brokerage fees when shares are purchased under the Plan. Additionally, all general costs of administration of the Plan are to be paid by the Company. However, if a Participant requests that the Agent sell any of the shares credited to such Participant's account under the Plan, the Participant will pay a flat fee of $10.00 per sale (for selling 10 or 1,000 shares). See Sections 28 and 29 regarding fees assessed for sales of Common Stock; Question 28 regarding charges for withdrawal from the Plan; and Section 25 regarding fees for maintaining an IRA account under the Plan.

           Any brokerage commission and services charges paid by the Company on a Participant's behalf will constitute dividend income. The Agent will include such amounts, if any, on any annual information return filed with the Internal Revenue Service, a copy of which will be mailed to the Participant.

           20. Participants who wish to avail themselves of the safekeeping feature of the Plan should mail their certificates to the Agent. Certificates should be sent by registered or certified mail, return receipt requested, accompanied by a completed Authorization Form specifying that (i) the shares are furnished for safekeeping, and (ii) dividends on all or a portion of such shares are to be either reinvested pursuant to the Plan or paid in cash. The Agent will confirm the receipt of any certificates which are delivered for safekeeping. Shares deposited for safekeeping must remain in a Participant's account for sixty (60) days before they can be sold.

           21. Each Participant will be sent a quarterly statement (monthly if any optional cash payments were invested in such month) of his or her account showing dollars invested, shares purchased, the purchase price, the number of shares purchased, deposited for safekeeping, sold, transferred, or withdrawn and total shares held for him or her in the Plan. All year-to-date transactions in the account will be included. These statements are a Participant's continuing record of the cost of his or her purchases and should be retained permanently for federal income tax purposes. The Agent will also send each Participant a confirmation promptly after enrollment and the purchase of shares with an accompanying initial investment or optional cash purchase. In addition, each Participant will receive the most recent prospectus or supplement relating to the Plan and copies of the same communications sent to every other holder of the Company's Common Stock, including the Company's interim reports, annual report, notice of annual meeting and proxy statement, and federal income tax information for reporting dividends paid and dividends reinvested.

           22. Dividends are normally paid and/or invested on the 15th day of March, June, September and December. If the 15th falls on a Saturday, Sunday, or other day on which the New York Stock Exchange is closed, or on which trading is suspended, the dividend payment date will normally be the next trading day.

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           23. Dividends will be earned on full shares and any fraction of a share credited to a Participant's account.

           24. Normal dividend payment dates are the 15th day of March, June, September and December. To receive the dividend, a person must be a shareholder of record on the record date for a dividend as set by the Board of Directors (normally the record date is on or around the 1st day of March, June, September and December) so as to allow a sufficient time for the Company to process dividend payments. Optional Cash Investment Dates are normally the fifteenth
(15th) day of each month. Thus, shares of Common Stock purchased with optional cash payments in any month in which dividends are paid will not be entitled to such dividend payment. Further, although the Investment Date with respect to reinvestment of dividends will normally be on or around the dividend payment date, if said Investment Date and dividend payment date were the same, the Participant would not be entitled to any dividend payment with respect to the Common Stock purchased on said Investment Date.

           25. The Plan allows individual Participants to establish an IRA and to make Plan purchases through the IRA. Participants may make their own arrangements to establish an IRA or use First Trust Corporation, the trustee identified by the Company which has implemented a simplified procedure for establishing a Plan IRA. Participants may request the appropriate First Trust IRA forms by filling out the IRA Request Form and returning it directly to First Trust Corporation ("First Trust"). Individuals may open an IRA by completing and signing an IRA Enrollment Form (adoption agreement) provided by First Trust and returning it to First Trust with an initial contribution and instructions to make a purchase under the Plan. Purchases may be funded by regular IRA contributions or by rolling over an existing IRA or other qualified plan distribution. There is a minimum initial investment for an IRA Plan account of $250. If an existing IRA or a qualified plan distribution is rolled over into the IRA, the Plan's maximum monthly investment limitations do not apply. IRA Enrollment Forms are available upon request from First Trust.

           All IRA Participants will operate through an IRA trustee or custodian rather than the Agent with respect to their IRA accounts. Thus, for purposes of an IRA account, references in this Plan to the Participant mean the IRA trustee or custodian. All payments and instructions and requests relating to Plan transactions for the IRA must be forwarded to the IRA trustee or custodian and not to the Agent. The IRA trustee or custodian will work directly with the Agent in establishing, giving instructions, making payments, and otherwise effecting Plan transactions with respect to each IRA account.

           An initial set up fee, an annual administrative fee, and other fees may be charged by a trustee or custodian for maintaining the IRA. First Trust's fees are set forth in the IRA Disclosure Statement which each interested individual will receive from First Trust with the IRA Enrollment Form. The First Trust IRA Trust Agreement provides that such fees may be deducted from shares purchased by the IRA under the Plan by cashing out any shares necessary to cover the amount of such fees.

           26. Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. The number of shares credited to an account under the Plan and the number of shares deposited by a Participant with the Agent for safekeeping will be shown on the Participant's statement of account. This service protects against loss, theft, or destruction of share certificates.

           Upon written request of a Participant to the Agent, certificates representing any number of whole shares credited to his or her account under the Plan will be issued to him or her, even though such Participant wishes to remain in the Plan. Withdrawal of shares in certificate form in no way affects dividend investment. A new certificate will be mailed to a Participant promptly after receipt of the request by the Agent. In such event, any remaining full shares for which certificates are not requested and any fractional shares will continue to be credited to the Participant's account under the Plan.

           If a Participant's request is received less than five (5) business days prior to a cash dividend record date, that cash dividend will be reinvested for the Participant's account and the certificate withdrawal will be processed thereafter.

           Certificates for fractional shares will not be issued under any circumstances.

           27. Accounts under the Plan are maintained in the names in which certificates for shares of Common Stock of Participants were registered at the time they entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

           28. Participants may request the Agent to sell any number of whole shares held in their Plan accounts by giving written instructions to the Agent. Such instructions may be faxed to the Agent's attention at facsimile no. (908) 497-2310. The Agent will make the sale as promptly as practicable, and in no event later than ten (10) business days following receipt of the request. The Participant will receive the proceeds, less an administrative fee of $10.00 per transaction payable to the Agent when selling shares. Net proceeds of shares sold through the Plan will be paid to the Participant by check. No check will be mailed prior to settlement, which typically occurs three (3) business days after the sale of shares.

           No Participant shall have the authority or power to direct the date or price at which Common Stock may be sold. Requests must indicate the number of shares to be sold and not the dollar amount to be attained. Any request that does not clearly indicate the number of shares to be sold will be returned to the Participant with no action taken. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan.

           29. In order to withdraw from the Plan, a Participant must notify the Agent in writing that he or she wishes to withdraw. Participants' requests to withdraw from the Plan will not be processed between a dividend record date and a dividend payable date. Participants will be charged an administrative fee of $5.00 per transaction when withdrawing shares from the Plan. If the fee is not paid by the Participant concurrently with the request for withdrawal, the Agent may sell shares to satisfy such charges. When a Participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the Participant's account under the Plan will be issued and cash will be remitted for any fractional share. If, upon withdrawal from the Plan, the Participant desires to sell all shares credited to his or her account under the Plan, such desire must be specified in his or her request to the Agent for withdrawal. If the Participant requests such sale or a sale is necessary to pay the withdrawal charge, the sale will be made by the Agent at the market price at the time of sale, within ten (10) trading days after receipt of the request. The Participant will receive the proceeds of the sale less the $5.00 administrative fee.

           30. A Participant may cancel and will be deemed to have canceled his or her reinvestment of dividends as of an Investment Date if written notice of withdrawal from the Plan is received by the Agent at least fifteen (15) days prior to such Investment Date. Dividends payable on or around such Investment Date with respect to reinvestment of dividends and all subsequent dividends will be paid in cash to the shareholder unless he or she re-enrolls in the Plan pursuant to the procedures outlined in Sections 5 and 6. If notice of said withdrawal is received by the Agent less than fifteen (15) days prior to an Investment Date with respect to investment of dividends, any dividends paid on said Investment Date will be invested for the Participant's account. A Participant who withdraws from the Plan may not join again for 12 months unless the Company consents.

           If notice of said withdrawal is received by the Agent less than fifteen (15) days prior to an Optional Cash Investment Date but at least 48 hours prior to said Optional Cash Investment Date, any optional cash payments received prior to receipt of such request will be returned to the Participant. If such notice of withdrawal is received by the Agent less than fifteen (15) days prior to an Optional Payment Date and less than 48 hours prior to said Investment Date, any optional cash payments received prior to receipt of such request will be invested for the Participant's account on said Optional Cash Investment Date. The next dividend and all subsequent dividends will be paid to such shareholder in cash unless he or she re-enrolls in the Plan pursuant to the procedures outlined in Sections 5 and 6.

           31. A Participant who wishes to discontinue the automatic reinvestment of the dividends on the shares held outside the Plan may do so, without withdrawing from the Plan, by filing a new Authorization Form to change his or her method of participation. However, the dividends on the shares held in the Plan account will continue to be reinvested.

           32. If a Participant does not own at least one whole share registered in the Participant's name or held through the Plan, the Participant's participation in the Plan may be terminated. The Company may also terminate any Participant's participation in the Plan after written notice in advance mailed to such Participant at the address appearing on the Agent's records. Participants whose participation in the Plan has been terminated will receive certificates for whole shares held in their accounts and a check for the cash value of any fractional shares held in their Plan accounts. The value of fractional shares will be based upon the market price of the Common Stock at the time payment is made.

           33. If a Participant disposes of some or all shares of the Company's Common Stock registered in his or her name, that transfer will not affect participation in the Plan. The Agent will continue to reinvest the dividends on the shares credited to the Participant's account under the Plan until notified by such Participant that he or she wishes to withdraw from the Plan. However, if less than one whole share is held in the Plan account, the Participant will receive a cash payment for the fractional share, and the Plan account will be closed.

           34. A Participant's entitlement in a rights offering will be based upon his or her total holdings -- just as his or her dividend is computed each quarter. Rights on shares of stock registered in the name of a Participant, as well as on whole shares credited to the Participant's account under the Plan, will be mailed directly to the Participant in the same manner as to holders of stock not participating in the Plan. Any rights based on a fraction of a share held in a Participant's account will be sold by the Agent, if transferable, and the net proceeds will be invested in the same manner as an optional cash payment as of the next Investment Date.

           35. Any stock dividends or split shares distributed by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or split shares distributed on shares held in the Plan but registered in the name of the Participant will also be added to the Participant's account; separate certificates for such shares will not be mailed directly to the Participant.

           36. Proxy materials will be sent to Participants in connection with any annual or special meeting of shareholders. Any shares held in a Participant's account will be voted by the Agent in accordance with the Participant's direction. In the event that the Participant does not direct the Agent, the Agent will vote or not vote shares held in a Participant's account as it deems proper. The total number of shares held in a Participant's account may also be voted in person at the meeting.

           37. In the case of those foreign holders of shares of the Company's Common Stock whose dividends are subject to United States income tax withholding, the Agent will invest in such Common Stock an amount equal to the dividends to be reinvested less the amount of tax required to be withheld. The statements confirming purchases made for such foreign Participants will indicate the gross amount of dividends received and the net amount invested.

           Optional cash payments received from foreign Participants must be made in U.S. dollars and will be invested in the same manner as payments from the other Participants.

           38. The Company and the Agent in administering the Plan will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death, or with respect to the prices at which shares are purchased or sold for the Participant's account and/or the times when such purchases or sales are made, or with respect to any fluctuation in the market value before or after purchase or sale of shares, or with respect to the tax treatment of dividends reinvested under the Plan. The Plan's limitations on liability would not preclude a Participant, acting as a shareholder of the Company rather than as a Participant, from taking appropriate action based upon alleged violations of federal securities laws. The Agent reserves the right to resign at any time upon sixty (60) days' notice to the Company in writing.

           The Participant should recognize that the Company cannot assure him or her of a profit or protect him or her against a loss on the shares purchased or sold under the Plan.

           39. Notwithstanding any other provision of the Plan, the Board of Directors of the Company may modify, amend, supersede, suspend, or terminate the Plan at any time, including the period between a dividend record date and a dividend payment date or the period within fifteen (15) days of an Investment Date. The Board of Directors may increase the number of shares which may be issued by the Company under the Plan, but may not increase the number of authorized shares of the Common Stock without shareholder approval. Notice of any material amendment or modification, or any superseding, suspension or termination of the Plan, will be mailed to all Participants. No such event will affect any shares then credited to a Participant's account. Upon any whole or partial termination of the Plan, certificates for whole shares credited to a Participant's account under the Plan will be issued to the Participant and a cash payment will be made for any fraction of a share.

           40. The Company reserves the sole right, in its sole discretion, to interpret and regulate the Plan. If it appears to the Company that any Participant is using or contemplating the use of the Plan in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any payment by or on behalf of such Participant is tendered. Such payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest. Under such circumstances the Company may also act to terminate participation by such Plan Participant.

           41. Shares credited to a Participant's Plan account may not be pledged or assigned, and any such purported pledge or assignment will be void. If a Participant wishes to pledge or assign such shares, a certificate for them must first be issued in his or her name.

           42. The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with its terms and conditions.

           43. The terms and conditions of the Plan and its operations shall be governed by and construed in accordance with the laws of the State of Connecticut.

           44. The Company's obligation to issue Common Stock under the Plan is subject to having in effect an effective registration statement under the Securities Act of 1933, covering such shares, and any required registrations under the state Securities or "Blue Sky" laws.

           45. This Amended and Restated Plan shall be effective as of November 15, 2001.